Consent of Independent Registered Public Accounting Firm

The Board of Directors
YOD On Demand Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-184192 and 333-193786) on Form S-3/A of YOU On Demand Holdings, Inc. of our report dated March 30, 2016, with respect to the consolidated balance sheets of YOU On Demand Holdings, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, equity and cash flows for the years then ended, which report appears in the December 31, 2015 annual report on Form 10-K of YOU On Demand Holdings, Inc..

Our report dated March 30, 2016 contains an explanatory paragraph that states that the Company incurred net losses from continuing operations and had accumulated deficits that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG Huazhen LLP
Beijing, China

March 30, 2016